Exhibit 24.1

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Joseph B. Armes and Kelly Tacke, and each of them, with the full power to act without the other, such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign, execute and file this Registration Statement, and any or all amendments thereto (including, without limitation, post-effective amendments), with all exhibits and schedules thereto, and other documents in connection therewith with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done.

	Signature	Title	Date

By:	/s/ Joseph B. Armes	Chairman of the Board	September 29, 2015
	Joseph B. Armes	and Chief Executive Officer

By:	/s/ Kelly Tacke	Chief Financial Officer	September 29, 2015
	Kelly Tacke	(Chief Financial/Accounting Officer)

By:	/s/ Michael Gambrell	Director	September 29, 2015
Michael Gambrell

By:	/s/ Linda Livingstone	Director	September 29, 2015
Linda Livingstone

By:	/s/ William Quinn	Director	September 29, 2015
William Quinn

By:	/s/ Robert Swartz	Director	September 29, 2015
Robert Swartz